Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 44 & 47 to the Registration Statement on Form N-1A of Fidelity Rutland Square Trust II: Strategic Advisers Core Fund, Strategic Advisers Growth Fund, Strategic Advisers Value Fund, Strategic Advisers Value Multi-Manager Fund, Strategic Advisers Core Multi-Manager Fund, Strategic Advisers Growth Multi-Manager Fund and Strategic Advisers Short Duration Fund of our reports dated July 22, 2014, relating to the financial statements and financial highlights included in the May 31, 2014 Annual Report to Shareholders of Fidelity Rutland Square Trust II.

We also consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 24, 2014